EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: John Gonsior, CFO (763) 392-6200

Insignia Systems, Inc. Announces

Commencement of Tender Offer to Purchase up to $12 Million of its Shares,

Appointment of Glen Dall as CEO and Changes to Board of Directors

MINNEAPOLIS — July 18, 2013 — Insignia Systems, Inc. (Nasdaq: ISIG) today announced it has commenced a “modified Dutch auction” tender offer to purchase up to $12 million of its common stock. Under the terms of the tender offer, the Company’s shareholders will have the opportunity to tender some or all of their shares at a price within the range of $2.15 to $2.35 per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within that range that will enable it to buy $12 million of its shares, or such lesser number of shares that are properly tendered. All shares accepted for purchase will be purchased at the same price. The Company will not purchase shares below a shareholder’s indicated price, and in some cases, the Company might purchase shares at a price that is above a shareholder’s indicated price under the terms of the tender offer. At the minimum price of $2.15 per share, the Company would purchase a maximum of 5,581,395 shares, which represents approximately 41% of the Company’s currently outstanding common stock.

The Company expects to fund the share purchases in the tender offer from available cash on hand, which as of July 17, 2013, totaled approximately $23 million. After completion of the tender offer, the Company should have over $10 million in cash for future operations and other initiatives.  The tender offer is not conditioned upon any minimum number of shares being tendered or the receipt of financing, but it is subject to other customary conditions that are described in the tender offer documents. The tender offer documents, which will be distributed to shareholders beginning on July 18, 2013, contain specific instructions about how to tender shares and a complete explanation of the tender offer’s terms and conditions. Additional copies of the tender offer materials will also be available from the information agent, D.F. King & Co., Inc. The depositary for the tender offer will be Wells Fargo Bank, N.A.

The Company also announced today the culmination of its CEO succession plan and changes to the composition of its Board of Directors. On July 17, 2013, the Company appointed Glen P. Dall as its President and Chief Executive Officer and also elected him as a member of the Board of Directors. Mr. Dall has been the Company’s President and Chief Operating Officer since May 2012. He had previously served as the Company’s Executive Vice President and Chief Operating Officer (from March 2012 to May 2012) and Vice President of Corporate Development (from September 2009 to March 2012). Scott F. Drill, who had been serving as the Company’s Chief Executive Officer, has been appointed Senior Advisor. Mr. Drill has stated his intention to retire from the Board upon completion of the tender offer.

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Gordon F. Stofer, the current Chairman of the Board, has also stated his intention to retire from the Board upon completion of the tender offer. Having served on the Board for 23 years, Mr. Stofer is the Company’s longest-tenured director. The Board intends that current director David Boehnen will assume the Chairman role upon Mr. Stofer’s retirement.

Gary L. Vars will become a member of the Board upon completion of the tender offer. Mr. Vars is a former executive of the Company who has also held senior leadership positions at Pillsbury and possesses extensive experience in consumer packaged goods and grocery retail marketing.

Tender Offer Statement

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of common stock of Insignia Systems, Inc. None of the Company, its directors or executive officers, the information agent or the depositary makes any recommendation as to whether to tender shares or as to the price or prices at which to tender them. Shareholders will be able to obtain free copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the SEC’s internet address at www.sec.gov or from the Company’s website at www.insigniaystems.com. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call D.F. King & Co., the information agent for the tender offer, at 800-758-5880.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of in-store media solutions, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia inspires shoppers and delivers value by providing at-shelf advertising solutions in an available network of over 13,000 chain retail supermarkets, over 1,700 mass merchants and 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Hormel, Nestlé, and Armour-Eckrich, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements about the tender offer, including the expected size of the offer, and statements about upcoming changes to the composition of the Company’s Board of Directors are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The actual size and success of the tender offer are subject to a number of factors, including:

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(1) developments or changes in economic or market conditions, (2) developments or changes in the securities markets, (3) developments or changes in the business or condition of the Company, or in our cash flows, (4) the prices at which we ultimately determine to offer to purchase shares in the tender offer and the number of shares properly tendered in the tender offer; and (5) the factors identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

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